Exhibit 10.1

Exhibit A TO

SOURCING AND DEVELOPMENT AGREEMENT

CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH APPEARS ON 5 PAGES OF THIS EXHIBIT AND HAS BEEN IDENTIFIED WITH THE SYMBOL "***," HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

PURCHASE CONTRACT

This Purchase Contract (the "Agreement") is made and entered into as of the last date of execution hereof by and between UTC Power Corporation, a corporation incorporated and existing under the laws of the State of Delaware and having an office and place of business in South Windsor, Connecticut (hereinafter referred to as "UTCP") and Raser Technologies, Inc., a corporation incorporated and existing under the laws of the State of Utah and having an office and place of business at 5152 N. Edgewood Drive, Suite 375, Provo, Utah (hereinafter referred to as "BUYER"). BUYER and UTCP are hereinafter referred to collectively as "Parties".

PROJECT LOCATION(S): TBD

DELIVERY DATES: TBD

UTCP shall deliver the PureCycle® geothermal waste heat-to-electricity equipment (the "Equipment") and the services described on the Bill of Materials attached hereto as Exhibit B, in accordance with the terms of this Agreement and all other documents expressly incorporated herein by reference. Sixteen weeks prior to the first shipment, BUYER must provide written notice to UTCP of the number of units BUYER requires for each resource temperatures (220 F, 245 F, or 285 F) and deliveries will occur at a rate of 4 units per week at the end of the sixteen week period.

UTCP will ship the Equipment provided under this Agreement to the destination specified by BUYER below (the "Destination").

Ship to: TBD

c/o: TBD

Address: TBD

CONTRACT PRICE AND TAXES

The Contract Price per unit of Equipment (the "Per Unit Contract Price") is ***, plus *** per unit for shipping to the Destination and Initial Start-up upon BUYER's completion of installation; and the total Contract Price for *** units (the "Total Contract Price"), including such shipping and Initial Start-up, is $33,385,000. BUYER shall pay UTCP, in addition to the Total Contract Price, any and all taxes (except for income taxes) which may be imposed by any taxing authority arising from the sale, delivery, or subsequent use of the goods sold or otherwise under this Agreement, and for which UTCP may be held responsible for collection or payment, either on its own behalf or that of BUYER.

NOTICES

Address all notices, which shall be made in the English language, by certified mail, return receipt requested, or by nationally recognized overnight couriers to:

UTCP BUYER

UTC Power Corporation Raser Technologies, Inc.

195 Governor's Highway 5152 N. Edgewood Drive, Suite 375

South Windsor, CT 06074 U.S.A. Provo, Utah 84604

Attention: Counsel Attention: Steven Brown

Facsimile: (860) 727-2399 Facsimile: (801) 374 -3314

ACCEPTANCE

This Agreement, together with the Standard Terms and Conditions, Bill of Materials and Limited Warranty Terms of Coverage attached hereto, and each other attachment or document appended hereto and expressly incorporated herein, if any, shall be the binding agreement between the Parties upon the execution hereof by an authorized representative of each of the Parties.

Accepted in Duplicate by:

UTC POWER CORPORATION Raser Technologies, Inc.

By: /s/ JAMES VAN HOOF By: /s/ MARTIN F. PETERSEN

Name: James Van Hoof Name :Martin F. Petersen

Title: V.P CFO Title: CFO

Date :4/03/08 Date: 4/03/08

STANDARD TERMS & CONDITIONS

INVOICING SCHEDULE

BUYER agrees to pay to UTCP U.S. $33,385,000 (the "Total Contract Price") for the equipment and services described in this Agreement, based on the following invoicing schedule:

  15% of the Total Contract Price shall be due and payable on April 1, 2008 (such amount shall be referred to herein as a "Down Payment");

  80% of the Per Unit Contract Price shall be invoiced by UTCP upon delivery by UTCP of each PureCycle® unit to the Destination (each such amount shall be referred to herein as a "Per Unit Delivery Payment") and shall then be due and payable by BUYER to UTCP immediately in accordance with the payment terms below; and

  5% of Per Unit Contract Price, plus *** per unit for shipping to the Destination and Initial Start-up shall be invoiced by UTCP upon Initial Start-up of the each PureCycle® unit at the Destination or ninety (90) days after the unit's delivery, whichever occurs first (each such amount shall be referred to herein as a "Per Unit Start-up Payment" and, together with the Down Payment and the Per Unit Delivery Payment, the "Per Unit Payments"), and shall then be due and payable by BUYER to UTCP immediately in accordance with the payment terms below.

The Down Payment is meant to cover the cost of lead-time sourcing, product support and equipment processing, and is non-refundable.

PAYMENT TERMS

All payments made to UTCP shall be made in U.S. dollar funds by wire transfer or check in the required remittance amount without discount to a U.S. bank designated by UTCP for credit to UTCP's account. If payment is made by check BUYER shall send the check to:

Regular Mail Overnight Mail

UTC Power Corporation Mellon Financial

Dept. CH 10788 5505 Cumberland Ave., Suite 307

Palatine, IL 60055-0594 Chicago, IL 60656-1471

Attn: Lockbox Supervisor

UTC Power Corporation - CH10788

Phone: (773) 763-5631

If the payment is made by wire transfer, BUYER shall transfer funds to UTCP's account at:

With the exception of the Down Payment, which shall be due and payable on April 1, 2008, payment terms for the Per Unit Payments are net 30 days of invoice date and each payment will accrue interest from the date it is due until the date it is received by UTCP, at a rate of 1.5% per month. In no event shall any such interest be deemed to be a penalty but shall be solely construed as an administrative charge to UTCP arising out of BUYER's late payment. BUYER shall reimburse UTCP for any expenses, including reasonable attorneys' fees, incurred in collecting any overdue payments, and in no event shall the payment hereunder exceed any applicable federal or state usury laws. UTCP reserves the right to amend the invoicing schedule and payment terms and/or require letter of credit or other alternative method of payment, if UTCP determines, in its sole discretion that BUYER's financial condition at any time does not justify continuance of the invoicing schedule and payment terms contained herein.

UTCP shall submit invoices for payment to BUYER at the address incorporated under the section herein entitled NOTICES, if any, or as otherwise directed in writing by BUYER.

The prices set forth in this Agreement are firm, provided that if BUYER delays delivery of the units of Equipment (as defined in Exhibit A) from the applicable agreed-upon Delivery Dates, then BUYER agrees to pay UTCP, without limitation of other rights and remedies of UTCP, any increased costs that it incurs from third parties based on such delay, including any rerouting or other shipping costs, any storage and rigging fees, and any price increases from suppliers of the units of Equipment being transferred in that Stage or any services under this Agreement.

SERVICES AND MATERIALS FROM UTCP

UTCP will provide services required for Initial Start-Up of the units of Equipment delivered. Initial Start-Up shall mean the first start-up of the Equipment delivered following completion of installation at BUYER's site such that the units of Equipment are ready for BUYER's normal operation. UTCP may provide any or all of the services required under this Agreement through its sister division, Carrier Commercial Services ("Carrier") or another UTCP-authorized service provider. BUYER will be responsible for site preparation and installation prior to Initial Start-Up as outlined under BUYER's Responsibilities below.

UTCP reserves the right to change or supercede product descriptions, part numbers and sub-component requirements of any equipment to be provided under this Agreement. Except as expressly stated herein, UTCP shall not be required to provide any materials related to the Equipment or to provide any services relating to the Equipment, including to perform tests, install any items of Equipment or parts thereof, or make modifications, that may be recommended or directed by an insurance company, or a government, state, municipal or local utility, or other authority. UTCP may provide any Equipment-related documentation to BUYER electronically. BUYER acknowledges that any quotations, cost or other analysis, or other materials provided by UTCP or BUYER are for informational purposes only, that no liability will accrue to UTCP based on any such materials and that all of the obligations and warranties of UTCP are as expressly provided herein and are not supplemented or amended by any such materials. At BUYER's request, UTCP shall review and comment on BUYER's installation design drawings and related materials. UTCP makes no warranties or representations with respect to, and accepts no liability arising directly or indirectly from or in connection with BUYER's drawings, materials, reviews and/or comments. BUYER is responsible in all respects for the design of the installation and for the installation of the Equipment.

DELIVERY; TITLE; AND SHIPPING

UTCP shall arrange and prepay shipping and transportation by carrier from the place of manufacture or supply, as applicable, to the Destination. Shipment shall be FOB the place of manufacture or supply. UTCP does not guarantee a particular date for shipment or delivery. UTCP will give BUYER written notice of the delivery date not less than three (3) weeks prior to the delivery date of the Equipment. BUYER is responsible for unloading the pieces of equipment at the Destination. BUYER is responsible for noting any irregularities or damage at the time of unloading and for designating such irregularities on the shippers' bill of lading. Prior to shipment of each unit of Equipment, UTCP shall arrange for the replacement cost of each such unit of Equipment to be covered under carrier's cargo insurance policy and shall provide BUYER with a Certificate of Insurance evidencing such coverage and naming BUYER as an additional insured and a loss payee thereunder.

WARRANTIES

UTCP warrants the Equipment provided hereunder to BUYER in accordance with the limited warranty terms of coverage attached hereto as Exhibit C. UTCP warrants that the services provided hereunder to BUYER, if any, will be performed in a workmanlike manner and in accordance with usual industrial standards. UTCP's liability and BUYER's remedy under this services warranty are limited to UTCP's correction of such defective services, provided that written notice of such defective services shall have been given by BUYER to UTCP within ninety (90) days after the performance of such services by UTCP. THE FOREGOING EXPRESS WARRANTIES ARE PROVIDED IN LIEU OF ALL OTHER WARRANTIES WITH RESPECT TO THE EQUIPMENT AND SERVICES PROVIDED HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. BUYER must provide, pay for and maintain a dedicated analog telephone line, internet service or other mutually agreed service with long distance direct dial and answer capability for UTCP's remote monitoring service. Upon reasonable notice from UTCP, BUYER agrees to provide UTCP reasonable access to the Equipment for purposes of repair or replacement under this warranty and agrees to provide, at its sole cost, the personnel and equipment required to provide such access to UTCP, including any reasonable personnel and equipment required for any rigging, hoisting and related services necessary to perform work under the warranty. UTCP guarantees that each Current Generation System delivered under this agreement shall produce power as more fully defined in Section 5 of the Sourcing and Development Agreement executed between UTCP and Raser Technologies, Inc.

BUYER'S RESPONSIBILITIES

Unless separately contracted for with UTCP, BUYER shall be responsible for the rigging, hoisting, assembly and installation of the Equipment. BUYER shall also be responsible for obtaining all authorizations and permits necessary to accomplish the objectives set forth in this Agreement and for paying all associated costs, including those that are necessary for installation, use, operation and maintenance of the Equipment. BUYER shall also be responsible for obtaining interconnection approval from the local distribution utility, including obtaining any interconnection equipment required by the local utility that is not included on the attached Bill of Materials, and shall be responsible for conducting any required witness or other testing of the interconnection protection functionality. BUYER shall provide UTCP with all information requested in order to comply with OSHA and other applicable Employee, Health and Safety rules and regulations, including but not limited to information relating to the energy-control procedures applicable at the Equipment site under 29 CFR 1910.147, (The control of hazardous energy (lockout/tagout)).

BUYER agrees that it will, prior to UTCP's Initial Start-up mobilization, fully install the Equipment in conformance with UTCP's installation requirements and guidelines. Upon delivery of the units of Equipment, BUYER will be provided with an installation checklist summarizing certain steps required by BUYER prior to Initial Start-Up. BUYER acknowledges that any such document is provided for informational purposes only, that no liability will accrue to UTCP based on such document and that all of the obligations and warranties of UTCP are solely as expressly provided herein and are not supplemented or amended by any such document. BUYER shall provide UTCP with a completed installation checklist at least five (5) business days prior to the desired and agreed upon date to start the Initial Start-up and commissioning process. Notwithstanding the foregoing, in the event that UTCP mobilizes at BUYER's request and the preparation is not complete, BUYER shall pay for remobilization, including travel, material, equipment and labor expenses.

INSURANCE

UTCP and BUYER shall each maintain statutory workers' compensation and employers' liability insurance covering UTCP's or BUYER's liability for injury or death sustained by UTCP's or BUYER's employees, and commercial general liability insurance under which the limit of liabilities for injuries, including property damage and accidental death, shall be at least $1,000,000 for any one occurrence. If either party so requests in writing, the other party shall furnish certificates of insurance evidencing the above insurance coverage.

LIMITATION OF LIABILITY

The price allocable in this Agreement to any Equipment (including all options) alleged to be the cause of any loss or damage shall be the ceiling limit on the aggregate liability of the Parties hereto and Carrier (including the payments for the uptime guarantee associated with any applicable Service Agreement), whether founded in contract or tort (including negligence) arising out of, or resulting from, (i) this Agreement or the performance or breach thereof, (ii) the design, manufacture, delivery, sale, repair, replacement of any such Equipment, or (iii) the use of any such Equipment. Under no circumstances shall UTCP or Carrier be liable for any special, incidental, indirect or consequential damages of any nature whatsoever, including without limitation, business interruption, lost profits, revenues or sales, or increased costs of production, whether such claims are based in contract, warranty or tort, including negligence, or any other legal theory or principle.

LIQUIDATED DAMAGES AGAINST UTCP

In the event UTCP fails to deliver a PureCycle® unit covered by this Agreement by the applicable "UTCP Delivery Date Limit" (as defined in Exhibit A hereto) where BUYER is not in ongoing material breach of its obligations hereunder, UTCP agrees it shall reimburse BUYER for the Per Unit Payments already made by BUYER with respect to such PureCycle® unit(s) and pay BUYER liquidated damages in the amount of *** for each PureCycle® unit that UTCP fails to deliver by such applicable UTCP Delivery Date Limit in accordance with this Agreement. BUYER acknowledges and agrees that the liquidated damages described in this section shall (i) be the sole and exclusive remedies of BUYER with respect to UTCP's failure to deliver such PureCycle® unit(s) under this Agreement, (ii) be the sole and exclusive liabilities of UTCP with respect to UTCP's failure to deliver such PureCycle® unit(s) under this Agreement, (iii) in no event exceed *** in the aggregate, and (iv) terminate UTCP's obligation to supply the applicable PureCycle® unit(s).

LIQUIDATED DAMAGES AGAINST BUYER

In the event BUYER fails to accept and pay in full for a PureCycle® unit covered by this Agreement by the applicable "BUYER Payment Date Limit" (as defined in Exhibit A hereto) where UTCP is not in ongoing material breach of its obligations hereunder, BUYER agrees that, in addition to any Per Unit Payments already made by BUYER with respect to such PureCycle® unit(s), it shall pay UTCP liquidated damages in the amount of Ten Thousand Dollars ($10,000) for each PureCycle® unit that BUYER fails to accept or pay in full for by such applicable BUYER Payment Date Limit in accordance with this Agreement. UTCP acknowledges and agrees that the liquidated damages described in this section shall (i) be the sole and exclusive remedies of UTCP with respect to the BUYER's failure to accept or pay for such PureCycle® unit(s) under this Agreement, (ii) be the sole and exclusive liabilities of BUYER with respect to the BUYER's failure to accept or pay for such PureCycle® unit(s) under this Agreement, (iii) in no event exceed $1,100,000 in the aggregate, and (iv) terminate BUYER's obligation to purchase the applicable PureCycle® unit(s).

BUYER'S CLAIMS

BUYER shall notify UTCP of any claim of BUYER related to any alleged failure by UTCP to meet any requirement of this Agreement. The notice shall be in writing, detail of the alleged failure or failures and allow UTCP a reasonable time to correct any such failure or failures.

ENTIRE AGREEMENT

This Agreement shall constitute the entire contract between the Parties with respect to the subject matter hereof with all prior proposals, representations, quotations, agreements and understandings, written or oral, superseded hereby. It is agreed that UTCP does not intend to create a right in any third party, other than Carrier with respect to the section of the Agreement entitled LIMITATION OF LIABILITY, by entering into this Agreement. The terms and conditions of this Agreement shall exclusively govern UTCP's performance hereunder and any terms or conditions in addition to or different from this Agreement shall have no effect. Notice is hereby given pursuant to Section 2-207 of the Uniform Commercial Code of UTCP's objection to all terms and conditions in addition to or different from the terms and conditions of this Agreement, including without limitation any terms or conditions contained in any written acceptance, order confirmation, purchase order or similar document related to the Equipment that may be issued by BUYER. This Agreement shall not be amended, except in a writing signed by the Parties hereto.

ASSIGNMENT

Neither party may assign any of its rights or obligations under this Agreement, except with the written consent of the other, and any assignment made without such consent shall be null and void; provided, however, either Party may, upon written notice to the other, assign its rights and obligations without such consent, to an entity which acquires all or substantially all of the Party's assets or which controls, is controlled by or is under common control with the Party or to an affiliate in which Raser Technologies holds directly or indirectly an equity or profits interest of at least 20% and the debt to equity ratio of the assignee is at least 30% and the assignee is not a competitor of UTCP. In the event that an assignment permitted by this section is made, notice shall be promptly provided to the other Party.

NO WAIVER; SEVERABILITY; HEADINGS

The failure of either Party to insist on any right, or to invoke or elect any remedy, shall not be construed as a waiver of that right, remedy or election in the absence of a writing signed by the waiving Party. The invalidity of one or more of the phrases, sentences, clauses, or paragraphs contained in this Agreement shall not affect the validity of the remaining portions. Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SOFTWARE LICENSE

If software is provided in connection with this Agreement, it shall be licensed and not sold. Unless otherwise stated, BUYER will receive one license per contract and such license shall be nontransferable. BUYER will not transfer or copy any such software or use it in connection with any equipment other than the Equipment provided hereunder, and BUYER may be required to enter into a separate software license with respect to such software. Notwithstanding any other term of this Agreement, UTCP shall not be obligated to deliver any software to the BUYER unless and until BUYER enters into the software license applicable to the software. UTCP will not be obligated to deliver software to any person other than BUYER or BUYER's designated and approved agent. BUYER hereby agrees to be liable for its agents' compliance with the terms of any software license as outlined herein. UTCP assumes no liability and makes no warranties or representations with respect to any third party software related to the Equipment. Any liabilities, warranties or representations with respect to software licensed to BUYER from UTCP shall be established solely by the express provisions of the applicable software license terms and conditions, if any, between BUYER and UTCP.

DELAYS

Under no circumstances shall UTCP be liable for any loss, damage or delay due to any cause beyond UTCP's reasonable control, including but not limited to acts or omissions of government, delays in receipt of export or import licenses or permits, strikes, lockouts, labor disputes, transportation shortages, fire, explosion, theft, weather damage, flood, earthquake, riot, severe weather, civil commotion, war, terrorism, malicious mischief, or acts of God. The time for performance of this Contract shall be extended for a reasonable period by reason of the delay. UTCP shall not be obligated to incur any additional expenses in connection with such a delay unless so directed in writing by BUYER, in which event the cost of any measures taken to recover any lost time shall be at BUYER's cost.

COMPLIANCE WITH LAWS AND EXPORT CONTROL

UTCP and BUYER will each comply with all federal and state laws applicable to the performance of their respective obligations hereunder. The Parties shall also comply with all U.S. and other export control laws and regulations associated with or arising from the sale, delivery, or subsequent use of equipment, data and documentation, including without limitation restrictions on the re-export of equipment, data and documentation.

LAW CONTROLLING

The rights of all Parties under this Agreement and the construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Connecticut, including the Uniform Commercial Code, and of the United States of America, excluding the United Nations Convention on the International Sale of Goods.

EXHIBIT A

Delivery Dates

Units *** TBD

The Delivery Dates of the *** PureCycle® units are stated above. UTCP commits to take commercially reasonable efforts to deliver all of the PureCycle® units by the applicable Delivery Date.

In the event that any of the PureCycle® units included are not delivered within ninety (90) days after the applicable Delivery Date (each a "UTCP Delivery Date Limit"), the Parties' agreed-upon liquidated damages against UTCP, as expressly stated in Standard Terms & Conditions above, shall apply in accordance with their terms.

In the event that BUYER fails to accept and pay for any of the PureCycle® units included within ninety (90) days after the applicable Delivery Date (each a "BUYER Payment Date Limit"), the Parties' agreed-upon liquidated damages against BUYER, as expressly stated in Standard Terms & Conditions above, shall apply in accordance with their terms.

EXHIBIT B

BILL OF MATERIALS

225 kW rated Geothermal PureCycle® Power System

QNTY	DESCRIPTION
***	225 kW rated PureCycle® System - Geothermal (Based on 265 F resource temperature)
***	225 kW rated PureCycle® System - Geothermal (Based on 245 F resource temperature)
1 / System	Frame
1 / System	Water-Condenser
1 / System	Liquid Evaporator
1 / System	Turbine Inlet Pipe
1 / System	Turbine Inlet Valve
1 / System	Turbine
1 / System	Bypass Valve
1 / System	Turbine Exit Pipe
1 / System	Silencer, Turbine Exit
1 / System	Condenser Inlet Pipe
1 / System	Bypass Pipe
1 / System	Pump Inlet Pipe
1 / System	Pump Inlet Valve
1 / System	Refrigerant Pump
1 / System	Evaporator Inlet Pipe
1 / System	Pump Exit Valve
1 / System	Pump Exit Pipe
1 / System	Power Electronics Assembly
1 / System	Control Electronics Assembly
2,200 lbs / System	Refrigerant, R245fa
2 / System	Thermocouple, Evaporator
1 / System	Valve, 10" Butterfly
15 gal. / System	Turbine Oil

Optional Field Installed Accessories
QNTY	DESCRIPTION
1 / System	Hot Water Control Valve

EXHIBIT C

PURECYCLE MODEL 225 GEOTHERMAL POWER SYSTEM

LIMITED WARRANTY TERMS OF COVERAGE